Exhibit 99.1

WEST MARINE REPORTS IMPROVED SECOND QUARTER

2009 OPERATING RESULTS

WATSONVILLE, CA, July 30, 2009 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited operating results for the second quarter of 2009.

2009 second quarter highlights:

•	Earnings per share were $1.46, compared to $0.20 for the same period last year which included $0.72 per share of non-recurring, non-cash charges.

•	Net revenues were $215.4 million, a decrease of 5.0% compared to last year. Comparable store sales decreased 1.0%.

•	Income before taxes was $32.3 million, a $5.5 million increase compared to the same period last year.

•	Selling, general and administrative (“SG&A”) expense decreased $8.4 million, or 17.2%, compared to last year.

•	Cash from operating activities year-to-date was $45.3 million, an increase of $29.0 million compared to last year.

•	Long-term debt at quarter-end was $18.0 million, a decrease of $33.0 million, or 64.7%, compared to the same period last year.

•	Credit facility availability was more than $115.0 million at quarter-end.

Geoff Eisenberg, West Marine’s CEO, commented:

“We are extremely pleased with our operating results for the second quarter. Our profitability and cash flow increased significantly, and we dramatically lowered debt.

While the boating industry overall has continued to struggle, we believe we’ve benefited from an uptick in boat usage in many markets, a movement towards more “do-it-yourself” projects, and very good Customer acceptance of our product line expansions. We’ve also been positively impacted by the demise of a large competitor.

New boat manufacturing and sales have been soft, and that has had an adverse effect on our Port Supply (wholesale) division. But the relative strength in retail, which has been better than we anticipated, positively impacted our results.

Our Associates have performed incredibly well, and while productivity increases have positively impacted our financial results, we are equally excited about our progress towards providing exceptional service to Customers.

All of our key strategies (from optimizing real estate with larger, more dominant stores to expanding our West Marine brand merchandise) are multi-year initiatives, but the initial results give us confidence that we’re on the right course.”

2009 second quarter results

Net revenues for the thirteen weeks ended July 4, 2009 were $215.4 million, a 5.0% decrease compared to net revenues of $226.7 million for the thirteen weeks ended June 28, 2008.

Comparable store sales declined 1.0% versus the same period a year ago. Comparable store sales for the second quarter 2009 benefited by $8.4 million, or 4.2%, because of a favorable fiscal calendar shift from fiscal year 2008. West Marine’s sales typically build week-over-week leading up to the peak of boating season and the fiscal calendar shift meant there were more peak season days (including the July 4th holiday) in the second quarter of this year, which benefited comparable store sales.

Gross profit for the thirteen weeks ended July 4, 2009 was $73.1 million, a decrease of $5.3 million compared to 2008. As a percentage of net revenues, gross profit decreased by 0.7% to 33.9% compared to gross profit of 34.6% last year. The decrease in gross profit as a percentage of revenues primarily resulted from higher unit buying and distribution costs given the reduced inventory levels. Additionally, we experienced deleveraging of store occupancy due to lower revenues and the relatively fixed nature of these expenses.

SG&A expense for the quarter was $40.5 million, a decrease of $8.4 million, or 17.2%, compared to $48.9 million for the same period last year, and expenses as a percentage of revenues decreased by 2.8% to 18.8%. Drivers of the expense savings include: a $4.7 million decrease in selling and support overhead and a reduction in costs related to the recently-settled SEC investigation; and a $3.3 million reduction in payroll, marketing and other variable expenses reflecting lower revenues.

There were no impairments in the second quarter of the year versus $1.9 million last year in impairment charges for 32 stores.

Interest expense in the second quarter of 2009 was $0.3 million, a decline of $0.5 million from last year due to lower interest rates and reduced debt levels.

Income tax benefit for the second quarter was $0.2 million. A full valuation allowance was taken against our net deferred tax assets during this same period last year. The impact of the valuation allowance this year keeps our effective tax rate close to zero.

Earnings per share for the second quarter were $1.46 as compared to $0.20 last year. Last year’s earnings included charges on a per share basis of $0.66 for the valuation allowance and $0.06 for asset impairments. The remainder of the increase was primarily due to lower SG&A expense and a favorable change in effective tax rates.

2009 year-to-date results

Net revenues for the twenty-six weeks ended July 4, 2009 were $316.3 million, a 6.9% decrease compared to net revenues of $339.9 million for the twenty-six weeks ended June 28, 2008. Comparable store sales declined 2.9% versus the same period a year ago. Comparable store sales for the first half of 2009 benefited by $13.3 million, or 4.4%, from the fiscal calendar shift described above.

Gross profit for the twenty-six weeks ended July 4, 2009 was $95.0 million, a decrease of $5.9 million compared to 2008. As a percentage of net revenues, gross profit increased by 0.3% to 30.0% compared to gross profit of 29.7% last year. The increase in gross profit as a percentage of revenues primarily resulted from better product margins due to a reduction in promotional and clearance activity, and a shift in sales mix to higher margin product categories, which was partially offset by higher unit buying and distribution costs and deleveraging of store occupancy costs on lower revenues.

SG&A expense for the first six months was $77.4 million, a decrease of $18.3 million, or 19.1%, compared to $95.7 million for the same period last year, and expenses as a percentage of revenues decreased by 3.7% to 24.5%. Drivers of the expense savings included: a $9.3 million decrease in selling and support overhead and a reduction in costs related to the recently-settled SEC investigation; a $7.0 million reduction in payroll, marketing and other variable expenses reflecting lower revenues; and a $2.8 million reduction related to closed stores.

There were no impairments this year versus a non-cash impairment charge last year of $2.2 million related to 36 stores.

Interest expense for the first six months was $0.6 million, a decline of $1.0 million from last year due to lower interest rates and reduced debt levels.

Our income tax provision, driven by state taxes, was $0.2 million for the first six months of the year.

Cash generated by operating activities during the first six months of the year was $45.3 million, which was 178% higher than the corresponding period last year due to increased net income and efficient inventory management.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, July 30, 2009 at 9:00 AM Pacific time to discuss second quarter 2009 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 21526070. The call leader is Geoff Eisenberg, West Marine’s President and Chief Executive Officer.

An audio replay of the call will be available July 30, 2009 at 11:30 AM Pacific time through August 6, 2009 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the United States and Canada and (706) 645-9291 for international calls. The access code is 21526070.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 342 company-owned stores located in 38 states, Puerto Rico and Canada and two franchised stores located in Turkey. Our call center and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, expectations relating to our financial results and our ability to effectively execute on our key initiatives, control operating expenses, and improve cash flows and our balance sheet in continued challenging market and industry conditions, as well as facts and assumptions underlying these expectations. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 3, 2009. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Contact: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	July 4, 2009	June 28, 2008
ASSETS
Current assets:
Cash	$17,691	$12,422
Trade receivables, net	8,521	9,876
Merchandise inventories	229,278	277,063
Other current assets	17,575	22,170

Total current assets	273,065	321,531

Property and equipment, net	57,183	64,539
Intangibles, net	135	173
Other assets	3,159	3,243

TOTAL ASSETS	$333,542	$389,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,024	$65,569
Accrued expenses and other	49,058	51,815

Total current liabilities	98,082	117,384

Long-term debt	18,000	51,000
Deferred rent and other	9,758	8,328

Total liabilities	125,840	176,712

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; 22,251,565 shares issued and 22,220,675 shares outstanding at July 4, 2009; and 22,049,113 shares issued and 22,021,541 shares outstanding at June 28, 2008.	22	22
Treasury stock	(385)	(366)
Additional paid-in capital	175,581	172,427
Accumulated other comprehensive income (loss)	397	(266)
Retained earnings	32,087	40,957

Total stockholders’ equity	207,702	212,774

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$333,542	$389,486

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	July 4, 2009		June 28, 2008
Net revenues	$215,371	100.0%	$226,681	100.0%
Cost of goods sold	142,278	66.1%	148,270	65.4%

Gross profit	73,093	33.9%	78,411	34.6%
Selling, general and administrative expense	40,529	18.8%	48,926	21.6%
Store closures and other restructuring costs	(26)	0.0%	—	0.0%
Impairment of long lived assets	—	0.0%	1,897	0.8%

Income from operations	32,590	15.1%	27,588	12.2%
Interest expense	302	0.1%	762	0.4%

Income before taxes	32,288	15.0%	26,826	11.8%
Provision (benefit) for income taxes	(200)	-0.1%	22,385	9.8%

Net income	$32,488	15.1%	$4,441	2.0%

Net income per common and common equivalent share:
Basic	$1.46		$0.20
Diluted	$1.46		$0.20

Weighted average common and common equivalent shares outstanding:
Basic	22,187		21,972
Diluted	22,234		21,985

	26 Weeks Ended
	July 4, 2009		June 28, 2008
Net revenues	$316,336	100.0%	$339,944	100.0%
Cost of goods sold	221,332	70.0%	239,048	70.3%

Gross profit	95,004	30.0%	100,896	29.7%
Selling, general and administrative expense	77,413	24.5%	95,747	28.2%
Store closures and other restructuring costs	51	0.0%	—	0.0%
Impairment of long lived assets	—	0.0%	2,163	0.6%

Income from operations	17,540	5.5%	2,986	0.9%
Interest expense	633	0.2%	1,608	0.5%

Income before income taxes	16,907	5.3%	1,378	0.4%
Income taxes	197	0.0%	14,598	4.3%

Net income (loss)	$16,710	5.3%	$(13,220)	(3.9)%

Net income (loss) per common and common equivalent share:
Basic	$0.75		$(0.60)
Diluted	$0.75		$(0.60)

Weighted average common and common equivalent shares outstanding:
Basic	22,152		21,933
Diluted	22,188		21,933

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	26 Weeks Ended
	July 4, 2009	June 28, 2008
OPERATING ACTIVITIES:
Net income (loss)	$16,710	$(13,220)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,363	9,460
Impairment of store assets	—	2,163
Impairment of long-lived assets	—	54
Share-based compensation	1,187	1,083
Tax benefit from equity issuance	—	(89)
Deferred income taxes	(603)	14,568
Provision for doubtful accounts	245	215
Lower of cost or market inventory adjustments	1,646	1,662
Loss on asset disposals	122	119
Changes in assets and liabilities:
Trade receivables	(2,942)	(3,387)
Merchandise inventories	(8,323)	(30,418)
Other current assets	(1,206)	(701)
Other assets	(275)	194
Accounts payable	22,711	30,372
Accrued expenses and other	6,802	4,039
Deferred items and other non-current liabilities	830	153

Net cash provided by operating activities	45,267	16,267

INVESTING ACTIVITIES:
Purchases of property and equipment	(6,401)	(9,138)
Proceeds from sale of property and equipment	16	21

Net cash used in investing activities	(6,385)	(9,117)

FINANCING ACTIVITIES:
Borrowings on line of credit	34,595	51,303
Repayments on line of credit	(63,595)	(52,603)
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	345	444
Treasury shares acquired	(19)	(18)
Proceeds from exercise of stock options	52	1

Net cash used in financing activities	(28,622)	(873)

Effect of exchange rate changes on cash	(42)	19

NET INCREASE IN CASH	10,218	6,296

CASH AT BEGINNING OF PERIOD	7,473	6,126

CASH AT END OF PERIOD	$17,691	$12,422

Other cash flow information:
Cash paid for interest	$645	$1,648
Cash paid (refunded) for income taxes	422	(2,462)
Non-cash investing activities:
Property and equipment additions in accounts payable	94	435